Exhibit 10.8

PROMISSORY NOTE

$250,000.00	New York, New York

February 26, 2010

FOR VALUE RECEIVED, the undersigned, GULFSTREAM INTERNATIONAL GROUP, INC., a Delaware corporation (the “Company”), HEREBY PROMISES TO PAY to the order of SHELTER ISLAND OPPORTUNITY FUND, LLC (“Purchaser”), in lawful money of the United States of America and in immediately available funds, the principal amount of TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000.00) (the “Face Value”).  All capitalized terms used but not otherwise defined herein have the meanings given to them in the Securities Purchase Agreement (as defined below).

The Company and Purchaser are parties to a certain Securities Purchase Agreement dated as of August 31, 2008 (as the same may be amended, supplemented or restated from time to time, the “Securities Purchase Agreement”) pursuant to which Purchaser agreed to purchase from the Company the Debenture, subject to the terms and conditions thereof.

The Company has requested that Purchaser forbear from exercising certain of its rights and remedies under the Securities Purchase Agreement and amend certain terms and conditions of the Debenture pursuant to that certain Forbearance Agreement and Amendment to Debenture between Purchaser and Company of even date herewith (the “Forbearance Agreement”).  This Promissory Note  is the “Note” identified therein.  All references to the Debenture herein shall refer to the Debenture as amended by the Forbearance Agreement.

In order to induce Purchaser to enter into the Forbearance Agreement, Company has agreed to execute and deliver this Promissory Note in favor of Purchaser.  This Promissory Note is entitled to the benefit and security of the Securities Purchase Agreement and all of the other Transaction Documents referred to therein.  Reference is hereby made to the Securities Purchase Agreement for a statement of all of the terms and conditions under which the loans evidenced hereby are made and are to be repaid

The principal amount of the indebtedness evidenced hereby shall be payable on the earlier of (i) August 31, 2011 and (ii) the date the Debenture is permitted or required to be paid in accordance with the terms hereof (whether as a result of prepayment, acceleration or otherwise) (the “Maturity Date”).  Interest thereon shall accrue each day from the date hereof on the Face Value at the rate per annum equal to 9.00%.  The Company shall pay Purchaser interest on the Face Value monthly in cash, commencing with the date that is twelve months from the date hereof.   The principal amount of this Promissory Note, together with all  accrued and unpaid interest then due and owing, shall be paid in full on the Maturity Date.

If any payment on this Promissory Note becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

Upon the occurrence and during the continuation of any Event of Default under the Securities Purchase Agreement and Debenture, this Promissory Note shall automatically and immediately become due and payable, without demand, notice or legal process of any kind.

Time is of the essence of this Promissory Note.  Demand, presentment, protest and notice of nonpayment and protest are hereby waived by the Company.

THIS PROMISSORY NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE.

GULFSTREAM INTERNATIONAL GROUP, INC.

By:	/s/ David F. Hackett
Name: David F. Hackett
Title: President